Exhibit 10.1

TAX MATTERS AGREEMENT

by and among

BERKSHIRE HATHAWAY INC.

NATIONAL INDEMNITY COMPANY

NATIONAL FIRE & MARINE INSURANCE COMPANY

BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY

GRAHAM HOLDINGS COMPANY

and

MIAMI STATION SPLIT CO.

___________________________________

As of April 10, 2014

___________________________________

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of April 10, 2014, by and among BERKSHIRE HATHAWAY INC., a Delaware corporation (“Berkshire Hathaway”), NATIONAL INDEMNITY COMPANY, a Nebraska corporation (“NICO”), NATIONAL FIRE & MARINE INSURANCE COMPANY, a Nebraska corporation, BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY (f/k/a CORNHUSKER CASUALTY COMPANY), a Nebraska corporation, GRAHAM HOLDINGS COMPANY, a Delaware corporation (“Graham”), and MIAMI STATION SPLIT CO., a Delaware corporation and an indirect wholly-owned subsidiary of Graham (the “Company”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, Graham is the parent of an Affiliated Group of companies, including the Company; and

WHEREAS, pursuant to the Reorganization and as more specifically described in the Exchange Agreement, Graham will cause the Graham Assets to be transferred to the Company and the Company to become a direct wholly-owned subsidiary of Graham; and

WHEREAS, as of the date of this Agreement, the Berkshire Securityholders own the Specified Number of G Shares; and

WHEREAS, Graham, the Company and the Berkshire Parties have entered into an agreement dated as of the date of this Agreement (the “Exchange Agreement”) pursuant to which Graham will transfer the Company Shares, representing all the outstanding shares of common stock of the Company, to the Berkshire Securityholders in exchange for the Specified G Shares (the “Exchange”); and

WHEREAS, the parties hereto intend (i) the Exchange to qualify for the Berkshire Intended Tax Treatment and (ii) each step of the Reorganization and the Exchange to qualify for the Graham Intended Tax Treatment; and

WHEREAS, as a result of the Exchange, the Company will become a member of the Affiliated Group of which Berkshire Hathaway is the common parent, effective after the Closing Date; and

WHEREAS, the parties to this Agreement (the “Parties”) desire to provide for and agree upon the allocation of liability for Taxes arising prior to, as a result of, and subsequent to the Transactions, and to provide for and agree upon certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

SECTION 1.01.  Certain Definitions.

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings.  Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Exchange Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority or court for the adjustment, refund, credit or offset of Taxes, including any amended Tax Return claiming adjustment to the Taxes as reported on such Tax Return or, if applicable, as previously adjusted.

“Affiliated Group” means an affiliated group of corporations as defined in Section 1504(a) of the Code.

“Agreement” has the meaning assigned to such term in the preamble.

“Berkshire Hathaway” has the meaning assigned to such term in the preamble.

“Berkshire Intended Tax Treatment” means nonrecognition of gain and loss under Section 355(a) of the Code to the Berkshire Securityholders that participate in the Exchange.

“Berkshire Transaction Tax” means any Tax (other than a Transfer Tax) imposed on Berkshire Hathaway or its Affiliates resulting from the failure of the Exchange to qualify for the Berkshire Intended Tax Treatment.

“Business” means the broadcast activities carried on by the Station, as such activities will be described in the Tax Representation Letter of Graham (including in Annex II that will be attached thereto).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax” means any Tax computed by reference to the assets and activities of more than one company.

“Company” has the meaning assigned to such term in the preamble.

“Exchange” has the meaning assigned to such term in the recitals.

“Exchange Agreement” has the meaning assigned to such term in the recitals.

“Federal Consolidated Return” means any consolidated United States Federal Tax Return for an Affiliated Group.

“Final Determination” means, with respect to any Tax issue, (i) a decision, judgment, decree or other order by any court of competent jurisdiction that has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not (or is no longer) available.

“Graham” has the meaning assigned to such term in the preamble.

“Graham Group” means Graham and its Subsidiaries, including the Company for all periods through the Closing Date but not for any period after the Closing Date.

“Graham Intended Tax Treatment” means, with respect to the Exchange, nonrecognition of gain and loss under Sections 355(c) and 361(c) of the Code to Graham and, with respect to each step of the Reorganization, nonrecognition of gain and loss for U.S. Federal income Tax purposes to Graham and its relevant Subsidiaries.

“Graham Transaction Tax” means any Tax (other than a Transfer Tax) imposed on Graham or its Affiliates resulting from the failure of the Reorganization or the Exchange to qualify for the Graham Intended Tax Treatment.

“Indemnified Party” means a Party that seeks indemnification under this Agreement.

“Indemnifying Party” means a Party against which indemnification is sought under this Agreement.

“IRS” means the United States Internal Revenue Service.

“NICO” has the meaning assigned to such term in the preamble.

“Ordinary Taxes” means Taxes other than (i) Transfer Taxes, (ii) Berkshire Transaction Taxes and (iii) Graham Transaction Taxes.

“Parties” has the meaning assigned to such term in the recitals.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Requesting Party” has the meaning assigned to such term in Section 3.04.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Tax” means all forms of taxation or duties imposed by a Governmental Authority, together with any related interest, penalties or other additions to tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Benefit” has the meaning assigned to such term in Section 4.04(b).

“Tax Claim” has the meaning assigned to such term in Section 6.01(a).

“Tax Law” means any Law of any Governmental Authority relating to any Tax.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Claims and any other books of account or records required to be maintained under applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letters” means the letters of representations relating to the Exchange to be provided by Graham and by the Berkshire Parties to each of Cravath and Munger.

“Tax Return” means any report of Taxes due, any claims for a refund, credit or offset of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required or permitted to be filed under applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and any amendments or supplements to any of the foregoing.

“Transfer Taxes” means any sales, use, stamp duty or other transfer Taxes.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

SECTION 1.02.  Interpretation.When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference will be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated.  The words “include,” “includes,” “included,” and “including,” when used herein will be deemed in each case to be followed by the words “without limitation.”  The words “close of business” will be deemed to mean 5:00 P.M., New York City time, on the date specified.  The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used will dictate otherwise.  The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other such thing extends, and such phrase will not mean simply “if” unless the context in which such phrase is used will dictate otherwise.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Any reference in this Agreement to a Person will be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND BENEFITS

SECTION 2.01.  Indemnity by Graham.  From and after the Closing, Graham will indemnify, save and hold harmless the Berkshire Indemnified Parties from and against any and all Damages suffered or incurred by any Berkshire Indemnified Party to the extent arising out of or resulting from, without duplication:

(a)  any Ordinary Taxes of the Company, and 50% of any Ordinary Taxes of Miami Tower, (i)  for all Pre-Closing Periods (including Taxes allocated to any Pre-Closing Period under Section 2.04(a)) other than Ordinary Taxes described in Section 2.02(a)(ii); or (ii)  that result primarily from the breach of any representations or warranties by Graham contained in Article VII or any covenant or agreement contained in this Agreement to be performed by Graham or its Affiliates;

(b)  any Ordinary Taxes of (i) any member of an affiliated, consolidated, combined or unitary group (other than the Company) of which the Company (or a predecessor thereof) was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 (or analogous or similar provisions of state, local, or foreign Tax Law); or (ii) any other Person (other than the Company and Miami Tower) imposed upon the Company or Miami Tower (taking into account only 50% of any such Taxes imposed on Miami Tower) as successor or transferee, by contract or otherwise, which Ordinary Taxes relate to an event or transaction occurring before the Closing and arise as a result of a contractual or other obligation incurred by the Company before the Closing;

(c)  any Graham Transaction Taxes that are not described in Section 2.02(b);

(d)  any Berkshire Transaction Taxes, other than Berkshire Transaction Taxes arising on account of Section 355(g) of the Code, that result primarily from one or more of the following:

(i)   the failure to be true and correct of any representation (other than representation 36) provided by Graham in its Tax Representation Letter; or

(ii)  the breach of any covenant or agreement contained in this Agreement or its Tax Representation Letter to be performed by Graham or its Affiliates;

(e)  any Berkshire Transaction Taxes arising on account of Section 355(g) of the Code that result primarily from the failure to be true and correct of representation 34 or 37 in its Tax Representation Letter;

(f)  any Transfer Taxes allocated to Graham under Section 2.05; and

(g)  any Taxes payable by the Berkshire Indemnified Parties as a result of the receipt of payments under this Section 2.01.

SECTION 2.02.  Indemnity by the Berkshire Parties.  From and after the Closing, the Berkshire Securityholders, severally, and Berkshire Hathaway, on behalf of itself and the Berkshire Securityholders, will indemnify, save and hold harmless the Graham Indemnified Parties from and against any and all Damages suffered or incurred by any Graham Indemnified Party to the extent arising out of or resulting from, without duplication:

(a)  any Ordinary Taxes of the Company, and 50% of any Ordinary Taxes of Miami Tower, (i)  for all Post-Closing Periods (including Taxes allocated to any Post-Closing Period under Section 2.04(a)) other than any Ordinary Taxes described in Section 2.01(a)(ii); or (ii)  that result primarily from the breach of any covenant or agreement contained in this Agreement to be performed by Berkshire Hathaway or its Affiliates;

(b)  any Graham Transaction Taxes, other than Graham Transaction Taxes arising on account of Section 355(g) of the Code, that result primarily from one or more of the following:

(i)   the failure to be true and correct of any representation (other than representation 20) provided by the Berkshire Parties in their Tax Representation Letter;

(ii)  the breach of any covenant or agreement contained in this Agreement or their Tax Representation Letter to be performed by the Berkshire Parties or their Affiliates;

(iii)  any action by Berkshire Hathaway or any of its Affiliates described in Section 9.01(a), without regard to Section 9.01(b); or

(iv)  the direct or indirect acquisition after the Exchange by one or more Persons of stock representing a 50% or greater interest in the Company, all within the meaning of Section 355(e)(2)(A)(ii) of the Code, that results in Graham Transaction Taxes under Section 355(e) or (f) of the Code;

(c)  any Berkshire Transaction Taxes that are not described in Section 2.01(d);

(d)  any Transfer Taxes allocated to the Berkshire Parties under Section 2.05; and

(e)  any Taxes payable by the Graham Indemnified Parties as a result of the receipt of payments under this Section 2.02.

For the avoidance of doubt, the Berkshire Parties will not be responsible under clause (b) of this Section 2.02 for Graham Transaction Taxes that arise under Section 355(e) or (f) of the Code and result primarily from (x) the direct or indirect acquisition before the Exchange by one or more Persons of stock representing a 50% or greater interest in the Company or (y) the direct or indirect acquisition at any time by one or more Persons of stock representing a 50% or greater interest in Graham, in each case all within the meaning of Section 355(e)(2)(A)(ii) of the Code.

SECTION 2.03.  Interpretation.  For purposes of determining whether a representation “fails to be true and correct” under Section 2.01 or 2.02, the representation will be treated (i) if made expressly as of a specified date, then as of such specified date and (ii) otherwise, in the case of representations contained in Article VII, as if made as of both the date of this Agreement and the Closing Date and, in the case of representations contained in a Tax Representation Letter, as if made as of the Closing Date.

SECTION 2.04.  Allocation of Taxes Between Periods.

(a)  All Ordinary Taxes for any taxable period (or portion thereof) that includes the Closing Date will be allocated between the Pre-Closing Period and the Post-Closing Period (i) in the case of any Taxes imposed on a periodic basis, such as real, personal and intangible property Taxes, on a daily pro-rata basis and (ii) in the case of any other Taxes, in accordance with the principles of Treasury Regulation § 1.1502-76(b) (relating to the “closing of the books” method) as reasonably interpreted and applied by the Parties, provided that Ordinary Taxes attributable to the ownership of the Tower Interests through the Closing will be calculated as though the taxable year of Miami Tower ended on the Closing Date.

(b)  The Parties agree that any compensation deductions arising as a result of (i) payments made on or before the Closing by Graham and its Affiliates (including the Company) to Station Employees and (ii) the vesting in connection with the Exchange of restricted stock of Graham held by Station Employees are allocable to the Pre-Closing Period and shall be reported as such on any applicable Tax Returns and, in any event, Graham and its Affiliates shall be entitled to all Tax Benefits arising as a result of any such deductions.

SECTION 2.05.  Transfer Taxes.  All Transfer Taxes imposed on the transfers occurring as part of the Exchange will be allocated 50% to Graham and 50% to the Berkshire Parties.  All Transfer Taxes imposed on the transfers occurring as part of the Reorganization will be allocated entirely to Graham.

SECTION 2.06.  No Duplicative Payment.  Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under any Transaction Agreement, and this Agreement will be construed accordingly.

SECTION 2.07.  Limited Representations.  Notwithstanding any provision in any Transaction Agreement to the contrary, neither the breach of representation 36 in the Tax Representation Letter of Graham nor the breach of representation 20 in the Tax Representation Letter of the Berkshire Parties will result in or be deemed a breach of any representation or warranty contained in any Transaction Agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

SECTION 3.01.  Graham Responsibility.  Graham will prepare and file, or cause to be prepared and filed:

(a)  Federal Consolidated Returns for the Graham Group for all taxable periods;

(b)  any state or local Tax Return that includes the Company as well as another member of the Graham Group for any Pre-Closing Period; and

(c)  all other Tax Returns required to be filed by or with respect to the Company or Miami Tower on or before the Closing Date.

SECTION 3.02.  Company Responsibility.  The Company or Berkshire Hathaway (or one of its Affiliates), as applicable, will prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Company or Miami Tower other than Tax Returns described in Section 3.01.

SECTION 3.03.  Tax Accounting Practices.

(a)  Except as otherwise provided in Section 9.04, to the extent that any Tax Return that includes the Company reflects Tax items that are expected to affect a Tax liability or Tax indemnity obligation of a Party other than the Responsible Party (and its Affiliates), the relevant portion of such Tax Return will be prepared in accordance with past Tax accounting practices used with respect to assets held by the Company on the Closing Date in Tax Returns of Graham or its Affiliates (unless such past practices are not permissible under applicable Tax Law or a Final Determination), and to the extent any Tax items are not covered by past practices (or such past practices are not permissible under applicable Tax Law or a Final Determination), in accordance with reasonable Tax accounting practices selected by the Responsible Party, subject to the consent of the other Party (which consent will not be unreasonably withheld or delayed).

(b)  In the case of any Tax Return that is required to be prepared and filed by one Party under this Agreement and that is required by law to be signed by another Party (or by its authorized representative), the latter Party will not be required to sign such Tax Return under this Agreement if there is no substantial authority for the Tax treatment of any material Tax items reported on the Tax Return.

SECTION 3.04.  Right to Review Tax Returns.  The Responsible Party with respect to any Tax Return will make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Parties, if requested by any Party (the “Requesting Party”), but only to the extent such Tax Return (or portions thereof) relates to Taxes or Tax Benefits for which the Requesting Party or any of its Subsidiaries may be liable or have a claim, as applicable, under this Agreement.  The Responsible Party will use its reasonable best efforts to make such Tax Returns (or portions thereof) available for review sufficiently in advance of the due date for filing such Tax Returns so as to provide the Requesting Party with a meaningful opportunity to analyze and comment on such Tax Returns (or portions thereof) and have such Tax Returns modified before filing.  The Parties will cooperate in good faith to resolve any issues arising out of the review of such Tax Returns (or portions thereof).

SECTION 3.05.  Adjustment Requests (Including Amended Tax Returns).  Unless each of the other Parties consents to the contrary (which consent will not be unreasonably withheld or delayed), (i) no Adjustment Request with respect to any Combined Tax of the Graham Group and the Company for a Pre-Closing Period will be filed and (ii) Berkshire Hathaway and its Affiliates will make any available elections to waive the right to carry back any Tax attributes of the Company from any Post-Closing Period of the Company to any Pre-Closing Period of the Company and will not make any affirmative election to claim any such carryback.  Any Adjustment Request that the Parties consent to make under this Section 3.05 will be prepared by the Responsible Party under Sections 3.01 and 3.02 for the Tax Return to be adjusted.  The Party requesting the Adjustment Request will provide to the Responsible Party all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Party.

ARTICLE IV

TIMING OF PAYMENTS

SECTION 4.01.  Tax Payments.  Each Party will timely pay to the relevant Tax Authority all Taxes that are legally imposed on it and that (i) relate to the Graham Assets or the Company for any Pre-Closing Period or (ii) are Taxes for which such Party may seek indemnity under this Agreement.

SECTION 4.02.  Indemnity Payments.

(a)  Each Indemnified Party will (i) timely compute any Damages for which it may be entitled to indemnification under this Agreement and (ii) promptly (but in no event later than within 15 Business Days from the date it reasonably knows that such Damages have been incurred) provide the Indemnifying Party with a written notice of any amounts due from such Indemnifying Party, accompanied by a statement detailing the Damages incurred (including any Taxes paid) and describing in reasonable detail the calculation of such Damages; provided, however, that failure to give such notice will not affect the indemnification provided under this Agreement except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

(b)  Any indemnity payment under this Agreement for Damages incurred by an Indemnified Party will become due and payable upon the receipt by the Indemnifying Party of the written notice described in Section 4.02(a).  Within 15 Business Days following the receipt by the Indemnifying Party of such notice, the Indemnifying Party will pay to the Indemnified Party an amount of cash equal to such Damages, together with interest computed at the Prime Rate based on the number of days from the later of (i) the date the Damages are incurred or (ii) the date the notice is received, to the date the Indemnifying Party makes such payment.

SECTION 4.03.  Tax Refunds.

(a)  In the event that any adjustment, refund, credit or offset of Taxes indemnified by Graham under Section 2.01 is received by any of the Berkshire Parties or their respective Affiliates (including the Company if such adjustment, refund, credit or offset is received after Closing), the recipient will pay Graham, within 15 Business Days following receipt, the cash amount of such adjustment, refund, credit or offset of Taxes, net of any out-of-pocket expenses, including professional fees, and net of the Tax impact of the receipt of such adjustment, refund, credit or offset and the payment to Graham under this Section 4.03(a).

(b)  In the event that any adjustment, refund, credit or offset of Taxes indemnified by any of the Berkshire Parties under Section 2.02 is received by Graham or any of its Affiliates, Graham will pay to NICO (for its own account or as agent for one or more of the Berkshire Parties, as applicable), within 15 Business Days following receipt, the cash amount of such adjustment, refund, credit or offset of Taxes, net of any out-of-pocket expenses, including professional fees, and net of the Tax impact of the receipt of such adjustment, refund, credit or offset and the payment to NICO under this Section 4.03(b).

(c)  Any payment described in Section 4.03(a) or (b) will be increased so as to include interest computed at the Prime Rate based on the number of days from the date of receipt of the adjustment, refund, credit or offset to the date of payment of such amount under this Section 4.03.

SECTION 4.04.  Tax Benefits.

(a)  Indemnification payments under Sections 2.01 and 2.02 will be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party.  However, to the extent that the Indemnified Party recognizes Tax Benefits in any taxable year as a result of any Damages that are subject to indemnification pursuant to Section 2.01 or 2.02 (or as a result of events or a Tax recharacterization giving rise to such Damages) or would recognize a Tax Benefit as a result of payment under this Section 4.04, the Indemnified Party will pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) to the Indemnifying Party.  Notwithstanding anything in this Section 4.04(a) to the contrary, this Section 4.04(a) shall not apply to any Tax Benefit matters addressed by Section 9.06.

(b)  An Indemnified Party will be deemed to recognize a Tax benefit (“Tax Benefit”) in a taxable year as a result of Damages if, and to the extent that:

(i)   the Indemnified Party’s actual cumulative liability for Taxes for all taxable years through the end of such taxable year, calculated by taking into account (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year) any Tax items attributable to:

(A)  such Damages (or events or a Tax recharacterization giving rise to such Damages),

(B)  the receipt of any indemnity payments with respect to such Damages pursuant to Section 2.01 or 2.02, as applicable, and

(C)  any payments of Tax Benefits made pursuant to this Section 4.04,

is less than

(ii)  the Indemnified Party’s hypothetical cumulative liability for Taxes for all taxable years through the end of such taxable year, calculated by excluding any Tax items attributable to items, actions and events described in (A), (B) or (C) of clause (i) .

For purposes of the foregoing calculation, (x) to the extent any payment to an Indemnified Party made pursuant to Section 2.01 or 2.02, as applicable, is increased in respect of liability for Taxes of the Indemnified Party attributable to the receipt of such payment, such increase will reduce the amount of Taxes of the Indemnified Party otherwise taken into account under clause (i) and (y) the amount of any Tax Benefit for a taxable year shall be reduced by any payments previously made pursuant to Section 4.04(a) by the relevant Indemnified Party with respect to the Damages and not reimbursed pursuant to Section 4.05.

(c)  Any payment for Tax Benefits due under Section 4.04(a) will be paid to the Indemnifying Party within 15 Business Days following the filing of the Tax Return on which such Tax Benefits arise.

SECTION 4.05.  Recoupment.  In the event that (i) any Tax Benefit for which a payment has been made pursuant to Section 4.04 or (ii) any adjustment, refund, credit or offset for which a payment has been made pursuant to Section 4.03 is subsequently reduced or disallowed, the Person that received such payment will indemnify and hold harmless the Person that made such payment, including for related interest and penalties assessed against such latter Person by reason of the reduction or disallowance.  Control of any action related to the reduction or disallowance of a Tax Benefit or an adjustment, refund, credit or offset will be governed by Article VI as if the Party repaying the Tax Benefit or the adjustment, refund, credit or offset were an Indemnifying Party with respect to a Tax Claim.

ARTICLE V

COOPERATION; TAX RECORDS; CONFIDENTIALITY

SECTION 5.01.  Cooperation.

(a)  The Parties will cooperate (and cause their respective Subsidiaries to cooperate) with each other and with each other’s agents (including accounting firms and legal counsel) in connection with Tax matters relating to the matters covered by this Agreement, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.

(b)  The Parties will make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes; provided that the requesting Party will reimburse the other Party for its reasonable out-of-pocket expenses, including professional fees and excluding compensation of the Party’s officers, directors and employees.

(c)  The Parties and their respective Subsidiaries will make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

SECTION 5.02.  Retention of Tax Records.  The Parties will preserve and keep (or cause to be preserved and kept) all Tax Records exclusively relating to the assets and activities of the Company for Pre-Closing Periods, and Graham will preserve and keep all other Tax Records relating to Combined Taxes of the Graham Group and the Company for Pre-Closing Periods, for so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the day that is 60 days after the expiration of any applicable statutes of limitation and (ii) seven years after the Closing Date.  If, prior to the expiration of such period, a Party reasonably determines that any Tax Records that it is required to preserve and keep under this Article V are no longer material in the administration of any matter under applicable Tax Law, such Party may dispose of such records upon 90 days’ written notice to the other Party.  Such notice will include a list of the records to be disposed of, describing in reasonable detail each file, book, or other record accumulation being disposed of.  The notified Party will have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

SECTION 5.03.  Certain Tax Information.  Graham will provide to Berkshire Hathaway as soon as practicable (but not later than 30 days after the Closing Date) a schedule detailing, with respect to the tangible and intangible properties of the Company, (i) their adjusted bases, (ii) the methods of depreciation or amortization used by the Graham Group and (iii) the remaining recovery periods, in each case, as of the Closing Date, for Federal and state Tax purposes.  Graham will promptly notify Berkshire Hathaway of any subsequent adjustments that may affect such Tax attributes.

SECTION 5.04.  Confidentiality.  Any Tax information or Tax-related documents provided under this Agreement will be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

ARTICLE VI

TAX CLAIM PROCEDURES

SECTION 6.01.  Tax Claim Notice.

(a)  Each Indemnified Party will promptly notify the Indemnifying Party of the commencement of any demand, audit, examination, action, investigation, suit, proceeding or other proposed change or adjustment by any Tax Authority concerning any Tax, or any other adjustment or claim, (i) that could reasonably give rise to an indemnity liability of the Indemnifying Party pursuant to this Agreement (each, a “Tax Claim”) or (ii) that could reasonably be expected to affect the Tax consequences of the Transactions to either Party.

(b)  Each Tax Claim notice will contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

(c)  In the event that such notice of any Tax Claim is not given to the Indemnifying Party within a sufficient period of time or in reasonable detail to apprise the Indemnifying Party of the nature of such claim (in each instance taking into account the facts and circumstances with respect to such claim), the Indemnifying Party will not be liable to the Indemnified Party under this Agreement for such claim, but only to the extent that the rights of the Indemnifying Party with respect to such claim are actually and materially prejudiced.

(d) After the delivery of the notice required by Section 6.01(a), the Indemnified Party will deliver to the Indemnifying Party such additional information with respect to such Tax Claim in its possession that the Indemnifying Party may reasonably request.

SECTION 6.02.  Control of Tax Claims.

(a)  In General.  Subject to Section 6.02(b) and (c), the Indemnified Party will be entitled to exercise full control of the defense, compromise or settlement of any Tax Claim unless the Indemnifying Party (promptly after the receipt of notice of such Tax Claim in accordance with Section 6.01(a)):

(i)   delivers a written confirmation to such Indemnified Party that the indemnity provisions of this Agreement are applicable to such Tax Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Tax Claim pursuant to this Agreement;

(ii)  notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof; and

(iii) retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Tax Claim,

in which case the Indemnifying Party will be entitled to exercise full control of the defense, compromise or settlement of such Tax Claim.

(b)  Transaction Taxes.  In the case of any Tax Claim with respect to Berkshire Transaction Taxes or Graham Transaction Taxes, Graham and Berkshire Hathaway will have the right to control jointly the defense, compromise or settlement of such Tax Claim (and neither Party will settle or compromise or consent to entry of any judgment with respect to any such Tax Claim without the prior written consent of the other Party) except (i) in the case of Berkshire Transaction Taxes, to the extent the Berkshire Indemnified Parties waive all related indemnities of such Taxes under Section 2.01(d), in which case Berkshire Hathaway will have the sole right to control the defense, compromise or settlement of such Tax Claim, or (ii) in the case of Graham Transaction Taxes, to the extent the Graham Indemnified Parties waive all related indemnities of such Taxes under Section 2.02(b), in which case Graham will have the sole right to control the defense, compromise or settlement of such Tax Claim.  In the case of any Tax Claim over which Berkshire Hathaway and Graham exercise joint control, the parties will use their reasonable best efforts to resolve any disputes that arise with respect to the defense, compromise or settlement of such Tax Claim.

(c)  Combined Taxes.  In the case of any Tax Claim with respect to any Combined Tax that is not a Berkshire Transaction Tax or a Graham Transaction Tax:

(i)   Graham will control the defense of the portion of the Tax Claim directly and exclusively related to any proposed adjustment by a Tax Authority that would create or increase a Tax liability for which Graham or any of its Affiliates would be exclusively liable under this Agreement; and

(ii)  the Company will control the defense of the portion of the Tax Claim directly and exclusively related to any proposed adjustment by a Tax Authority that would create or increase a Tax liability for which the Berkshire Parties or any of their respective Affiliates would be exclusively liable under this Agreement.

(d)  Participation of Non-Controlling Party.  Unless the Parties exercise joint control, the Party controlling the defense, compromise or settlement of any Tax Claim under this Section 6.02 will:

(i)    notify the non-controlling Party of significant developments with respect to such Tax Claim;

(ii)   keep the non-controlling Party reasonably informed;

(iii)  consult with the non-controlling Party with respect to any issue that reasonably could be expected to have an adverse effect on the non-controlling Party or any of its Affiliates (including by giving rise to an indemnity obligation of the non-Controlling Party or any of its Affiliates);

(iv)  provide the non-controlling Party with an opportunity to attend, at the non-controlling Party’s own expense, as an observer, settlement discussions and other conferences or meetings with respect to such Tax Claim; and

(v)  notify the non-controlling party of its intention to settle or compromise any Tax Claim and the terms of such settlement or compromise.

ARTICLE VII

TAX REPRESENTATIONS AND WARRANTIES

Graham represents and warrants to the Berkshire Parties, except as otherwise specifically disclosed to the Berkshire Parties in the Graham Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 7.01.  Affiliated Group.  The Company has been and continues to be a member of Graham’s Affiliated Group for which Graham files a Federal Consolidated Return as the common parent, and has not been includible in any other Federal Consolidated Return for any taxable period for which the statute of limitations has not expired.

SECTION 7.02.  Taxes and Tax Returns.  (i) All income and other material Tax Returns required to be filed by the Company or Miami Tower or with respect to the Graham Assets have been duly filed in a timely manner; (ii) all Taxes shown on such Tax Returns or otherwise due in respect of the Company, Miami Tower or the Graham Assets have been timely paid; and (iii) all such Tax Returns are true, correct and complete in all material respects.

SECTION 7.03.  Withholding Taxes.  The Company and Miami Tower have in all material respects withheld and paid over to the proper Tax Authority all Taxes required to be withheld and paid over.

SECTION 7.04.  Tax Proceedings.  (i) No deficiencies for material Taxes with respect to the Company, Miami Tower or the Graham Assets have been claimed, proposed or assessed by any Tax Authority; (ii) there are no pending or, to the knowledge of Graham, threatened in writing proceedings for the assessment or collection of material Taxes against the Company, Miami Tower or the Graham Assets; and (iii) no written notice has been received from any jurisdiction in which Tax Returns have not been filed by the Company or Miami Tower to the effect that the filing of Tax Returns may be required.

SECTION 7.05.  Section 481.  None of Graham or its Affiliates is required to make any material adjustments under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax Law) with respect to the Company or Miami Tower for any taxable year ending after the Closing Date.

SECTION 7.06.  Miami Tower.  (i) Miami Tower is treated as a partnership for U.S. Federal income Tax purposes under Treasury Regulation § 301.7701-3(b)(1)(i) and has not, within the past five years, made an election under Treasury Regulation § 301.7701-3(c) to be taxed as a corporation and (ii) the assets held by Miami Tower are used in the Business and not in any business conducted by the Graham Group other than the Business.

ARTICLE VIII

PRE-CLOSING COVENANTS

SECTION 8.01.  Termination of Tax Sharing Agreements.  Prior to the Closing, the Company will withdraw from or terminate all Tax allocation or sharing agreements to which the Company is a party (other than this Agreement).  Upon withdrawal, all rights and obligations under such agreements will cease.

SECTION 8.02.  No Material Tax-Related Changes.  From the date of this Agreement until the Closing, Graham will not, and will not permit its Subsidiaries to:

(i)    make, change or revoke any material Tax election relating primarily to (or that would materially and negatively affect) the Graham Assets or the Company;

(ii)   change materially any method of Tax accounting relating primarily to (or that would materially and negatively affect) the Graham Assets or the Company;

(iii)  consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment relating primarily to (or that would materially and negatively affect) the Graham Assets or the Company;

(iv)  settle or compromise any material Tax liability relating primarily to (or that would materially and negatively affect) the Graham Assets or the Company;

(v)   enter into any material agreement relating primarily to (or that would materially and negatively affect) Taxes of the Company or relating to the Graham Assets with any Tax Authority; or

(vi)  make any material change in any Tax practice or policy relating primarily to (or that would materially and negatively affect) the Graham Assets or the Company;

except, in each case, (A) as consented to or approved in advance by Berkshire Hathaway (which consent will not be unreasonably withheld or delayed), (B) as otherwise required because of a change in applicable Law or a Final Determination or (C) to the extent such actions would not affect Taxes of or with respect to the Graham Assets or the Company due for any Post-Closing Period.

SECTION 8.03.  Tax Opinion Matters.

(a)   Graham will use its reasonable best efforts to enable it to receive the Cravath Tax Opinion and will not knowingly take any action, cause any action to be taken, fail to take any reasonable action or cause any reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent Graham from receiving the Cravath Tax Opinion.

(b)  The Berkshire Parties will use their reasonable best efforts to enable them to receive the Munger Tax Opinion and will not knowingly take any action, cause any action to be taken, fail to take any reasonable action or cause any reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Berkshire Parties from receiving the Munger Tax Opinion.

(c)   Graham and the Company will use their reasonable best efforts to deliver to Cravath and Munger the Tax Representation Letter of Graham, substantially in the form of

Exhibit A attached hereto, except that the Tax Representation Letter of Graham will include certain annexes that are not included in Exhibit A attached hereto.

(d)  The Berkshire Parties will use their reasonable best efforts to deliver to Cravath and Munger the Tax Representation Letter of the Berkshire Parties, substantially in the form of Exhibit B attached hereto.

ARTICLE IX

COVENANTS CONCERNING POST-CLOSING ACTIVITIES

SECTION 9.01.  Berkshire Hathaway Covenants.

(a)   Subject to Section 9.01(b), during the period that begins on the Closing and ends on the second anniversary of the Closing Date, Berkshire Hathaway and its Affiliates will not, in any transaction or series of transactions:

(i)    liquidate the Company, including by way of merger, consolidation or conversion;

(ii)   dispose, directly or indirectly, of any of the shares of the Company, cause the Company to issue shares to any Person other than Berkshire Hathaway or any of its Affiliates or engage in discussions with any third party concerning any such disposition or issuance;

(iii)  cause or permit the Company, directly or indirectly, to distribute or transfer to Berkshire Hathaway or any of its Affiliates any cash or property, other than (A) distributions or transfers of any amounts of operating cash flow of the Company for periods after the Exchange or (B) any other transfers of cash to pay Taxes, operational expenses, benefit plan expenses or any other expenses, in each case properly allocable to the Company;

(iv)  cause or permit the Company, directly or indirectly, to redeem or otherwise purchase any of its outstanding stock;

(v)   cause or permit the Company to sell or otherwise dispose of all or any material amount of its assets or engage in discussions with any third party concerning any such sale or other disposition; or

(vi)  cause or permit the Company to cease to operate the Business in a manner substantially consistent with the operation of the Business immediately before the Closing.

(b)   Berkshire Hathaway and its Affiliates may take any of the actions described in Section 9.01(a) if, prior to taking such action, Berkshire Hathaway obtains:

(i)    a ruling from the IRS confirming that the proposed action will not adversely affect the Graham Intended Tax Treatment or the Berkshire Intended Tax Treatment;

(ii)   an opinion of Munger (or other nationally-recognized Tax counsel satisfactory to Graham in its reasonable discretion), to the effect that the proposed action will not adversely affect the Graham Intended Tax Treatment; or

(iii)  the prior written consent of Graham, which consent may be provided or withheld by Graham in its reasonable discretion,

provided that (A) in the case of (i) and (ii), such ruling or opinion, as applicable, is satisfactory to Graham in its reasonable discretion and (B) in each case, such ruling, opinion or consent, as applicable, is based on facts and representations provided by Berkshire Hathaway or its Affiliates that are true, complete and correct in all material respects.  For each such ruling, opinion or consent described in this Section 9.01(b), Berkshire Hathaway or its Affiliates will certify to Graham that the facts and representations on which any such ruling, opinion or consent is based are true, complete and correct in all material respects.

SECTION 9.02.  Graham Covenant.  Immediately after the Exchange, Graham will be engaged in the active conduct of a trade or business (within the meaning of Section 355(b) of the Code), and Graham will continue to be engaged, in a manner both consistent with the operation of such active trade or business at the time of the Exchange and compliant with Section 355(b) of the Code, in such active trade or business during the period that begins on the Closing and ends on the second anniversary of the Closing Date.

SECTION 9.03.  IRS Ruling Requests.  Each Party covenants and agrees that, subsequent to the Closing Date, it will not file, and it will cause its Subsidiaries to refrain from filing, any ruling request with the IRS (i) in respect of any part of the Transactions or (ii) that may reasonably be expected to have any effect on the Tax treatment of the Transactions, in each case without the consent of the other Parties (which consent will not be unreasonably withheld or delayed), provided, however, that Berkshire Hathaway may request a ruling from the IRS that a transaction described in Section 9.01(a) will not adversely affect the Berkshire Intended Tax Treatment or the Graham Intended Tax Treatment.

SECTION 9.04.  Tax Reporting of the Reorganization, Exchange and Miami Exchange.

(a)  The Tax Returns of Berkshire Hathaway, Graham, and their respective Affiliates will report the Tax items relating to the Reorganization and the Exchange consistent with the Berkshire Intended Tax Treatment, the Graham Intended Tax Treatment and this Agreement, unless otherwise required by applicable Law or a Final Determination.

(b)  The Parties agree that the fair market value of the Tower Interests that will be transferred in the Miami Exchange will be $1,100,000.  The Tax Returns of Berkshire Hathaway, Graham and their respective Affiliates will report the Miami Exchange in a manner consistent with this valuation, unless otherwise required by applicable Law or a Final Determination.

SECTION 9.05.  Actions after the Closing on the Closing Date.  Berkshire Hathaway and its Affiliates will not cause or permit the Company to take any action on the Closing Date after the Closing that is outside the ordinary course of business of the Company.

SECTION 9.06.  Protective Section 336(e) Election.

(a)   Graham will make a valid protective election under Section 336(e) of the Code with respect to the Exchange, in accordance with Treasury Regulation §§ 1.336-2(h) and (j).  Accordingly, Graham and the Company will timely enter into an agreement contemplated by Treasury Regulation § 1.336-2(h)(1)(i).  The Berkshire Parties will cooperate with Graham to facilitate the making of such election.

(b)   In the event that the Exchange fails to qualify for the Berkshire Intended Tax Treatment and the Graham Intended Tax Treatment:

(i)    If Graham is liable for Berkshire Transaction Taxes pursuant to Section 2.01, then the Berkshire Parties will pay to Graham 100% of any Tax Benefits actually realized by the Berkshire Parties or any of their respective Affiliates as a result of the election described in paragraph (a) (net of the Berkshire Parties’ reasonable costs and expenses, including professional fees, in determining the amount due), up to the total amount so paid by Graham pursuant to Section 2.01;

(ii)   If Graham is not liable for Berkshire Transaction Taxes pursuant to Section 2.01 and the Berkshire Parties are not liable for Graham Transaction Taxes pursuant to Section 2.02, then the Berkshire Parties will pay to Graham 50% of any Tax Benefits actually realized by the Berkshire Parties or any of their respective Affiliates as a result of the election described in paragraph (a) (net of the Berkshire Parties’ reasonable costs and expenses, including professional fees, in determining the amount due); and

(iii)  If the Berkshire Parties are liable for Graham Transaction Taxes pursuant to Section 2.02, then no payment will be due.

(c)   In the event that the Exchange qualifies for the Berkshire Intended Tax Treatment but does not qualify for the Graham Intended Tax Treatment:

(i)    If the Berkshire Parties are not liable for Graham Transaction Taxes pursuant to Section 2.02, then the Berkshire Parties will pay to Graham 100% of any Tax Benefits actually realized by the Berkshire Parties or any of their respective Affiliates as a result of the election described in paragraph (a) (net of the Berkshire Parties’ reasonable costs and expenses, including professional fees, in determining the amount due), but no more than the Damages to Graham from the failure of the Graham Intended Tax Treatment to apply; and

(ii)   If the Berkshire Parties are liable for Graham Transaction Taxes pursuant to Section 2.02, then no payment will be due.

(d)   In the event this Section 9.06 becomes applicable and payments become due hereunder, the Parties will cooperate in good faith to implement this Section 9.06 in accordance with the principles that commonly apply to “tax receivable agreements”.

(e)   For the avoidance of doubt, Tax Benefit matters addressed by this Section 9.06 will not be governed by Section 4.04(a).

ARTICLE X

TREATMENT OF PAYMENTS

SECTION 10.01.  Treatment of Certain Payments.

(a)  Any cash payments made by Graham to Berkshire Hathaway (or, in each case, their respective Affiliates) pursuant to (i) the indemnification provisions contained in any of the Transaction Agreements or (ii) Section 2.01(d) of the Exchange Agreement, are intended to be treated, and will be reported for Tax purposes, as capital contributions from Graham to the Company occurring immediately prior to the Exchange, except as required by a Final Determination.  Any cash payments made by Berkshire Hathaway to Graham (or, in each case, their respective Affiliates) pursuant to the indemnification provisions contained in any of the Transaction Agreements are intended to be treated, and will be reported for Tax purposes, as distributions by the Company to Graham occurring immediately prior to the Exchange, except as required by a Final Determination.

(b)  Any transfers of G Shares by Graham to Berkshire Hathaway (or, in each case, their respective Affiliates) pursuant to Section 2.01(d) of the Exchange Agreement are intended to be treated, and will be reported for Tax purposes, as a reduction in the number of G Shares exchanged by Berkshire Hathaway for the Company Shares in the Exchange, except as required by a Final Determination.

SECTION 10.02.  Payments of Interest.  Notwithstanding anything to the contrary herein, to the extent the Indemnifying Party makes a payment of interest to the Indemnified Party as provided in Article IV, the interest payment will be treated as interest expense to the Indemnifying Party (deductible to the extent provided by applicable Tax Law) and as interest income by the Indemnified Party (includible in income to the extent provided by applicable Tax Law).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.  Notices.  All notices, requests and other communications to any Party will be in writing (including facsimile transmission) and will be given:

If to any of the Berkshire Parties, to:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska 68131
Attention: Chief Financial Officer
Facsimile: (402) 346-3375

with a copy to:

Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, California 90071 Attention: Robert E. Denham Facsimile: (213) 687-3702
If to Graham or the Company, to:
Graham Holdings Company 1150 15th St., N.W. Washington, D.C. 20071 Attention: Veronica Dillon Facsimile: (202) 334-1031
with a copy to:
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Attention: Eric L. Schiele Facsimile: (212) 474-3700

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties.  All notices and other communications given to a Party in accordance with the provisions of this Agreement will be deemed to have been given (i) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5:00 P.M. on a Business Day, otherwise on the next Business Day, or (ii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

SECTION 11.02.  No Third-Party Beneficiaries.  Other than as provided in Section 11.06, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties.

SECTION 11.03.  Amendments; Waivers.

(a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  For the avoidance of doubt, any provision of any Exhibit to this Agreement may be amended if, but only if, such amendment is in writing and is signed by each Party.

(b)  No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)  Any consent provided under this Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

SECTION 11.04.  Expenses.  Regardless of whether the Transactions are consummated, except as otherwise expressly provided in the Transaction Agreements, each of the Parties will pay its own expenses incident to this Agreement, the other Transaction Agreements and the consummation of the Transactions (including legal fees and filing fees).

SECTION 11.05.  Late Payments.  Any amount owed by one Party to another Party under this Agreement that is not paid when due will bear interest at the Prime Rate plus 2%, compounded semiannually, from the due date of the payment to the date paid.

SECTION 11.06.  Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  None of the Parties will be permitted to assign its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties.

SECTION 11.07.  Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 11.08.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions will be brought exclusively in the state courts of the State of New York located in New York, New York, or in the U.S. Federal courts located in the State of New York.  Each of the Parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 will be deemed effective service of process on such Party.

SECTION 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 11.10.  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which will be considered the same agreement.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement will become effective when each Party will have received counterparts hereof signed by all of the other Parties.

SECTION 11.11.  Captions.  The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

SECTION 11.12.  Integration.  This Agreement constitutes the agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto.  In the event of any inconsistency between this Agreement and the Exchange Agreement or any other agreements relating to the Transactions, the provisions of this Agreement will control.

SECTION 11.13.  Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith) and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the matters covered hereby and thereby, and all written or oral agreements, representations, warranties or covenants previously existing between the Parties with respect to such subject matter are cancelled and are not part of this Agreement or the other Transaction Agreements.

SECTION 11.14.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated and the purposes of this Agreement to be carried out as originally contemplated to the fullest extent possible.

SECTION 11.15.  Further Assurances.  The Parties will execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Subsidiaries and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Claims (or portions thereof) under the control of such other Parties in accordance with Article VI.

SECTION 11.16.  No Strict Construction.  Each Party acknowledges that this Agreement has been prepared jointly by the Parties and will not be strictly construed against any Party.

SECTION 11.17.  Termination.  This Agreement will be automatically terminated in the event that (i) no Closing occurs or (ii) the Exchange Agreement is terminated.  In the event of the termination of this Agreement pursuant to this Section 11.17, this Agreement, except for the provisions of this Section 11.17, will become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

SECTION 11.18.  Enforcement.  The Parties agree that money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them will be entitled to the fullest extent permitted by law to an injunction restraining any actual or threatened breach or violation of, or default under, this Agreement and to other equitable relief, including specific performance, without bond or other security being required.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BERKSHIRE HATHAWAY INC.,

By	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Senior Vice President

NATIONAL INDEMNITY COMPANY,

By	/s/ Donald F. Wurster
Name: Donald F. Wurster
Title: President

NATIONAL FIRE & MARINE INSURANCE COMPANY,

By	/s/ Donald F. Wurster
Name: Donald F. Wurster
Title: President

BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY,

By	/s/ Donald F. Wurster
Name: Donald F. Wurster
Title: President

GRAHAM HOLDINGS COMPANY,

By	/s/ Donald E. Graham
Name: Donald E. Graham
Title: Chief Executive Officer

MIAMI STATION SPLIT CO.,

By	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Treasurer